Exhibit 4.18

SUBSCRIPTION AGREEMENT

among

COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE

and

ONEX PARTNERS LP

ONEX AMERICAN HOLDINGS II LLC

ONEX US PRINCIPALS LP

CGG EXECUTIVE INVESTCO, LLC

ONEX CORPORATION

US$84,980,000 7.75% Convertible Subordinated Bonds due 2012

Dated 27 September 2004

Confidential material has been redacted where indicated by the following symbol: [*]

THIS SUBSCRIPTION AGREEMENT (the “Agreement”) is made on 27 September 2004

AMONG:

(1)	COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE, a French société anonyme with a share capital of 23,363,436 euros having its registered office at 1, rue Léon Migaux-Massy, 91300 with registered number 969 202 241 RCS Evry (the “Company”), and

(2)	ONEX PARTNERS LP, a limited partnership organised under the laws of Delaware with its registered office at 1209, Orange Street, Wilmington, Delaware 19801, U.S.A. c/o The Corporation Trust Company,

(3)	ONEX AMERICAN HOLDINGS II LLC, a limited liability company organised under the laws of Delaware with its registered office at 15, East Dover Street, Dover (Kent County), Delaware 19901, U.S.A.,

(4)	ONEX US PRINCIPALS LP, a limited partnership organised under the laws of Delaware with its registered office at United Corporate Services, 15 E. North Street, Dover, Delaware 19901, U.S.A.,

(5)	CGG EXECUTIVE INVESTCO, LLC, a limited liability company organised under the laws of Delaware with its registered office at 874, Walker Road, Suite C, Dover (Kent County), Delaware, 19904, U.S.A.,

(6)	ONEX CORPORATION, a corporation organised under the laws of the Province of Ontario with its registered office at 161, Bay Street, P.O. Box 700, Toronto, Ontario M5J 2S1, Canada (“Onex”) (Onex Corporation being a party to this Agreement solely with respect to sections 5.1, 5.3, 5.4 and 8.1).

The parties mentioned under (2) to (5) above shall be referred to collectively as the “Subscribers” and individually as a “Subscriber”.

PREAMBLE

WHEREAS, on 20 September 2004, the Board of Directors of the Company approved in principle the issuance to the Subscribers of US$84,980,000 nominal amount 7.75% Convertible Subordinated Bonds due 2012 (the “Bonds”), which Bonds are convertible into new ordinary shares with a 2 euros par value of the Company (each a “Share”) and are redeemable in cash or, in certain circumstances, at the option of the Company at Maturity, for new and/or existing Shares;

WHEREAS, the issuance of the Bonds by the Company to the Subscribers is subject to a number of conditions, and in particular, the approval by the shareholders of the Company at the Shareholders’ Meeting (as defined in section 3.1.2); and

WHEREAS, the purpose of this Agreement is to define the terms and conditions of the subscription of the Bonds by the Subscribers.

THE PARTIES HEREBY AGREE as follows:

1.     DEFINITIONS

In this Agreement:

1.1	Terms beginning with capitalised letters shall have the meaning given to them in the Terms and Conditions (as defined in section 2.2) save for the terms expressly defined in this Agreement.

1.2	A reference to a section or schedule, unless the context otherwise requires, is a reference to a section or schedule to this Agreement.

1.3	An expression of notice, agreement, waiver or satisfaction, pursuant to the terms of this Agreement, by one Subscriber will constitute notice, agreement, waiver or satisfaction for all the Subscribers.

1.4	The headings and sub-titles are for information purposes only and have no bearing on the interpretation of this Agreement.

2.     ISSUE OF THE BONDS AND SUBSCRIPTION

2.1	On the Issue Date (as defined in section 4.1), upon the terms and subject to the conditions of this Agreement, the Company agrees to issue to the Subscribers, and the Subscribers undertake to subscribe for, the Bonds for the Subscription Price (as defined in section 4.2) in accordance with the allocation set forth in schedule A.

2.2	The Company and the Subscribers each agree that the terms and conditions of the Bonds (the “Terms and Conditions”), if and when issued in accordance with the terms and subject to the conditions of this Agreement, shall be the terms and conditions set forth in schedule B (the “Draft Terms and Conditions”) together with any amendments or modifications expressly and specifically required (a) by the Autorité des Marchés Financiers (the “AMF”) or (b) by reason of any change in laws and regulations coming into force prior to the Issue Date.

3.     CONDITIONS PRECEDENT TO THE ISSUE AND SUBSCRIPTION OF THE BONDS

3.1	Mutual Conditions

The obligation of the Company to issue the Bonds to the Subscribers and the obligation of the Subscribers to subscribe and pay for the Bonds shall be subject to the prior satisfaction or waiver by each of the Company and the Subscribers of the following conditions:

3.1.1	the receipt of all governmental and regulatory approvals necessary for the issuance of the Bonds to the Subscribers and the issuance of Shares pursuant to the Bonds, including the approval by the AMF (visa) on the Note d’Opération (the “Note d’Opération”) filed with the AMF on 20 September 2004 and all approvals required to permit the issuance and listing on the first market (Premier Marché) of Euronext Paris S.A. of up to 4,599,900 Shares as soon as (i) the Bonds are converted in whole or in part into Shares in accordance with the Terms and Conditions (“Conversion of Bonds”), (ii) the Bonds are redeemed by the Company at maturity in accordance with the Terms and Conditions through the issuance of new Shares (“Redemption of Bonds”), or (iii) Shares are issued by the Company for purposes of paying interest which has accrued on the Bonds in accordance with the Terms and Conditions (“Share Interest Payment”);

3.1.2	the approval by shareholders of the Company at the ordinary and extraordinary general meeting of the shareholders of the Company held in accordance with section 7.1 hereof (the “Shareholders’ Meeting”) of (a) the issuance of the Bonds to the Subscribers and the issuance of Shares pursuant to the Bonds, (b) the creation and reservation of the Shares into which the Bonds may be converted, redeemed or issued as payment of interest, in favour of the holders of the Bonds, and (c) the corresponding suppression of shareholders’ preferential subscription rights on the Bonds and the Shares into which the Bonds may be converted, redeemed or issued as payment of interest; and

3.1.3	(i) there shall not be in effect any statute, regulation, order, decree or judgment in any jurisdiction which makes illegal or enjoins or prevents any of the matters set forth in section 3.1.2; and (ii) there shall not have been commenced by any unrelated third party, and be continuing, any action, proceedings or order which seeks to prevent or enjoin the completion of any of the matters referred to in section 3.1.2 and/or any action required to be taken by the Board of Directors in order to cause the issuance of the Bonds to the Subscribers.

3.2	Company’s Conditions

The obligation of the Company to issue the Bonds to the Subscribers shall be subject to prior satisfaction of the following further conditions, either of which may be waived in whole or in part by the Company:

3.2.1	the Subscribers shall have paid the Subscription Price (as defined in section 4.2) to the Company on the Issue Date in accordance with the terms and subject to the conditions of this Agreement;

3.2.2	there shall have been no amendments or modifications to any of sections 3.2 to 3.8, inclusive, 5.1 to 5.7, inclusive, 6.1 or 6.2 of the Draft Terms and Conditions that are, individually or in the aggregate, adverse to the Company from a financial point of view; provided, however, that the Company shall be entitled to the benefit of this condition only if the Company has fully complied with its covenants in section 7.7;

3.2.3	the representations and warranties of the Subscribers set out in section 6.2 of this Agreement shall be true and accurate in all respects as though expressly made at and as of the Issue Date; and

3.2.4	the Subscribers shall have delivered to the Company a certificate signed by the Officers of the Subscribers in the form set out in schedule C.

3.3	Subscriber’s Conditions

The obligation of the Subscribers to subscribe for the Bonds shall be subject to the prior satisfaction of the following further conditions, any of which may be waived in whole or in part by the Subscribers:

3.3.1	the Company shall have delivered to the Subscribers all of the documents and information specified in schedule D in form and in substance satisfactory to the Subscribers;

3.3.2	(a) the Company shall have complied with its obligations pursuant to section 7.4 below and (b) the Subscribers shall be reasonably satisfied with the results of their due diligence investigations (conditions (a) and (b) will be deemed to have been satisfied if the Subscribers shall not have notified the Company to the contrary in writing on or prior to 22 October 2004);

3.3.3	no material adverse change shall have occurred in the business, affairs, assets, financial performance or condition or prospects of the Company or of the Group (as defined in section 6.1.1) (a “Material Adverse Event”) between 1 September 2004 and the Issue Date;

3.3.4	there shall not have been any change in national or international financial, political or economic conditions, currency exchange rates, exchange controls or banking and capital markets conditions as would be likely to materially prejudice dealings in the Shares or the value of the Shares, the rights of the Subscribers under the Bonds, the value of the Bonds or the obligations of the Company under the Bonds;

3.3.5	the representations and warranties of the Company set out in section 6.1 shall be true and accurate in all respects as though expressly made at and as of the Issue Date;

3.3.6	the Company shall have satisfied all of the covenants on its part to be performed or satisfied hereunder on or before the Issue Date;

3.3.7	all third-party approvals required under any credit facility, indenture, contractual or other obligation binding or affecting the Company in connection with the issuance of the Bonds to the Subscribers and the issuance of Shares upon conversion of the Bonds shall have been received on terms satisfactory to the Subscribers;

3.3.8	the Company shall have delivered to the Subscribers a certificate signed by an Officer of the Company in the form set out in schedule E;

3.3.9	Mr. Andrew J. Sheiner shall have been elected to the Board of Directors of the Company, such appointment becoming effective upon the payment by the Subscribers of the Subscription Price to the Company;

3.3.10	the Registration Rights Agreement executed and delivered by the Company in the form set out in schedule F (the “Registration Rights Agreement”) shall remain in full force and effect;

3.3.11	the Subscribers shall have received legal opinions from counsel to the Company, the substantial forms of which are set out in schedules G and H, that are reasonably satisfactory in form and scope to the Subscribers; and

3.3.12	there shall have been no amendments or modifications to any of sections 3.2 to 3.8, inclusive, 5.1 to 5.7, inclusive, 6.1 or 6.2 of the Draft Terms and Conditions that are, individually or in the aggregate, adverse to the Subscribers from a financial point of view (including, for clarity, provisions in respect of timing and process).

The Subscribers shall promptly notify the Company if they have conclusively determined that one or more of the conditions set forth in this section 3.3 will not be satisfied by the Company on the Issue Date or waived by the Subscribers.

3.4	Failure to Satisfy Conditions Precedent

3.4.1	Except as otherwise agreed upon by the Subscribers and the Company, if the mutual conditions referred to in section 3.1 have not been satisfied (or waived in whole or in part by both the Subscribers and the Company, in writing), either the Subscribers or the Company can terminate this Agreement and, as a result, the Subscribers will cease to have any obligation to subscribe to the Bonds and the Company will cease to have any obligation to issue the Bonds.

3.4.2	Except as otherwise waived in whole or in part by the Subscribers in writing on or before the Issue Date, if the conditions precedent set forth in section 3.3 have not been satisfied and the Subscribers have so notified the Company, the Subscribers can terminate this Agreement and, as a result, the Subscribers will cease to have any obligation to subscribe to the Bonds and the Company will cease to have any obligation to issue the Bonds.

3.4.3	Except as otherwise waived in whole or in part by the Company in writing on or before the Issue Date, if the condition precedent set forth in section 3.2 has not been satisfied and the Company has so notified the Subscribers, the Company can terminate this Agreement and, as a result, the Subscribers will cease to have any obligation to subscribe to the Bonds and the Company will cease to have any obligation to issue the Bonds.

3.4.4	If the Subscribers or the Company terminate this Agreement pursuant to sections 3.4.1, 3.4.2 or 3.4.3 above, each party shall cease to have any obligation or liability to each other under this Agreement, except as described in sections 5.3 and 14.4.

4.	PAYMENT OF THE SUBSCRIPTION PRICE

4.1	The issue of the Bonds shall take place on the day (the “Issue Date”) that is (i) three (3) Business Days after the later of the date of the Shareholders’ Meeting and the date that all required regulatory approvals for the issuance of the Bonds and the issuance of Shares upon conversion of the Bonds have been obtained by the Company or (ii) such other date agreed upon by the Company and the Subscribers in writing; provided that in no event shall the Issue Date be any later than 31 December 2004. If the Issue Date does not occur on or prior to 31 December 2004, this Agreement will terminate automatically on 1 January 2005, except as described in sections 5.3 and 14.4. The Issue Date shall be a Business Day and shall be notified by the Company to the Subscribers no later than three (3) Business Days prior to such date.

4.2	On the Issue Date, and in accordance with the terms and subject to the conditions of this Agreement, the Subscribers shall pay to the Company in US Dollars an aggregate amount equal to 100% of the principal amount of the Bonds (being US$ 84,980,000) (the “Subscription Price”) and the Company shall issue the Bonds to the Subscriber in accordance with the allocation set forth in schedule A.

4.3	Payment Terms

4.3.1	The Subscription Price will be paid into an account of the Company denominated in US Dollars in accordance with the transfer instructions to be delivered to the Subscribers not later than three (3) Business Days prior to the Issue Date.

4.3.2	The Company shall ensure that promptly following the issue of the Bonds the necessary recordings are made in the shareholders’ register held by BNP Paribas Securities Services acting on behalf of the Company.

5.	ARRANGEMENT FEE AND EXPENSES

5.1	The Company undertakes to pay, upon subscription of the Bonds by the Subscribers, to Onex a cash arrangement fee equal to US$ [*].

5.2	Furthermore, the Company, upon subscription of the Bonds by the Subscribers, shall on demand pay in cash to the Subscribers the amount of all reasonable and duly evidenced out-of-pocket costs and expenses incurred by the Subscribers in connection with the transactions contemplated by this Agreement up to a maximum amount of US$ [*] (including legal fees incurred up to the Issue Date).

5.3	In the event that the condition precedent in section 3.1.2 is not satisfied as at the Latest Approval Date (as defined in section 7.1), then, provided that the Subscribers have not delivered to the Company prior to the earlier of the date of the Shareholders’ Meeting and the Latest Approval Date written notice that they have conclusively determined that one or more of the conditions set forth in section 3.3 will not be satisfied by the Company on the Issue Date or waived by the Subscribers, the Company shall pay or cause to be paid a breakage fee of US$ 5,500,000 in cash to Onex (the “Breakage Fee”) within five (5) Business Days after the earlier of:

5.3.1	the date of the Shareholders’ Meeting;

5.3.2	29 October 2004, if the Latest Approval Date (as defined in section 7.1) is not extended in accordance with section 7.1;

5.3.3	30 November 2004, if the Latest Approval Date is extended in accordance with section 7.1 (other than clause (i) thereof, in which case clause 5.3.1 above shall apply) to a date that is after 29 October 2004 and on or before 30 November 2004; and

5.3.4	31 December 2004, if the Latest Approval Date is extended in accordance with section 7.1 to a date that is after 30 November 2004 and on or before 31 December 2004.

In the event the Company pays or causes to be paid the Breakage Fee in accordance with the provisions of this section 5.3, the Company shall not be liable to the Subscribers for the reimbursement of the Subscribers’ out-of-pocket expenses as described in section 5.2, nor for any other form of liability or payment of damages, indemnification, compensation of losses, costs and/or expenses to the benefit of the Subscribers, which the Subscribers expressly acknowledge and agree, and the Subscribers shall be deemed to waive any right of action against the Company as well as any right under this Agreement, including any right to damages or any form of indemnification from the Company for any reason whatsoever in connection with or in relation to this Agreement or the transactions contemplated therein, in all cases other than as provided in section 12.4. This Agreement shall automatically terminate upon payment of the Breakage Fee, save for this section 5.3 and sections 12 (to the extent provided in section 12.4), 13, 14 (excluding section 14.4), 16, 17 and 18.

5.4	All consideration due from the Company under this Agreement shall be deemed to be exclusive of any value added tax (“VAT”). If VAT is chargeable thereon, an amount equal to such VAT (in addition to the consideration in respect of which it is chargeable) shall be paid to the Subscribers or to Onex, as applicable, in addition to and at the same time as the relevant consideration.

5.5	Where this Agreement requires the Company to reimburse the Subscribers for any costs or expenses incurred by the Subscribers, the Company shall also at the same time pay and indemnify the Subscribers against all VAT incurred by the Subscribers in respect of the costs or expenses save to the extent that the Subscribers are entitled to repayment or credit in respect of such VAT.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties of the Company

The Company represents and warrants to the Subscribers and agrees with the Subscribers, as follows:

6.1.1	Corporate Existence and Power

The Company and each of the companies controlled by it within the meaning of Article L.233-3 of the Code de commerce (collectively hereinafter the “Subsidiaries” and, individually, a “Subsidiary”, and the Company and its Subsidiaries collectively hereinafter the “Group”) are duly organised and validly existing pursuant to laws and regulations currently in effect and are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and possess, both in France and abroad, all material permits, licenses, approvals and authorizations that are necessary to conduct their respective businesses. The Company is registered with the commercial and companies registry of Evry under no. 969 202 241, its bylaws have been approved in compliance with all applicable law and the members of its Board of Directors and the chairman of such Board of Directors have been duly appointed and perform their respective duties in compliance with French law.

6.1.2	The Company has a share capital as of the date hereof of 23,363,436 euros represented by 11,681,718 ordinary shares of the same class giving their holders identical rights and all of the issued and outstanding share capital of the Company has been validly issued and is fully paid.

6.1.3	Except as set forth in the Document de Référence filed with the AMF on 10 May 2004 and all subsequent publicly filed updates and amendments thereto (the “Document de Référence”), the Company’s annual report on Form 20-F for the year ended 31 December 2003 (the “CGG 20-F”) and Schedule I, there are no outstanding shares, securities, options, commitments, instruments or warrants giving access to a portion of the capital or voting rights of the Company nor any other undertakings to issue such shares, securities, options, commitments, instruments or warrants.

6.1.4	Enforceability

This Agreement, the Terms and Conditions and the Registration Rights Agreement have been duly authorized and, when executed and delivered by the Company, will constitute valid and legally binding agreements which shall be enforceable against the Company in accordance with their terms.

6.1.5	Validity of Bonds and Shares

(a)	On the Issue Date, the Bonds will have been validly authorised by the requisite corporate approvals including all necessary approvals of the Board of Directors and the shareholders of the Company;

(b)	On the Issue Date, subject to the payment of the Subscription Price by the Subscribers, the Bonds will be validly issued and will constitute binding obligations of the Company enforceable in accordance with the Terms and Conditions;

(c)	As of the date of this Agreement, the Board of Directors has taken all actions presently within its power and required by law to cause the issuance of the Bonds to the Subscribers;

(d)	Upon completion of the issuance of the Bonds, the Bonds shall be validly issued, freely transferable and fully paid and there are not at the date of this Agreement and there shall not be at the Issue Date any options, commitments, warrants or other subscription, purchase, pre-emption rights or third-party rights with respect to the Bonds;

(e)	On the Issue Date, the Bonds shall be issued entirely outside France; and

(f)	The Shares to be issued upon conversion, or issued or delivered upon redemption or payment of interest of the Bonds have been duly authorised by the Company and are, in the case of existing Shares and in the case of new Shares will be upon their issuance, validly issued and fully paid and free from any right of pledge or usufruct, preferential subscription right (droit préférentiel de souscription) or priority subscription period (délai de priorité).

6.1.6	Compliance with Law

(a)	The Company has not since 1 January 2003 violated the continuous disclosure provisions provided by any law, regulation or stock exchange rule applicable to the Company.

(b)	Neither the Company nor any of its Subsidiaries has since 1 January 2003 violated any applicable provision of any law, regulation or stock exchange rule not referred to in paragraph (a) above, except for violations of laws, regulations or rules that have not had and will not have, individually or in the aggregate, a Material Adverse Effect (as defined in section 6.1.8).

6.1.7	Compliance of Contemplated Transactions with Agreements, By-Laws and Laws

(a)	The Company has all third-party approvals required under any credit facility, indenture, contractual or other obligation binding or affecting the Company in connection with (A) the issuance of the Bonds to the Subscribers and (B) the issuance of Shares upon conversion of the Bonds;

(b)	The issuance, subscription, conversion and transfer of the Bonds, the use of the proceeds therefrom, the execution and performance of this Agreement and the Registration Rights Agreement by the Company and the performance by the Company of its obligations pursuant to the Terms and Conditions (x) do not and shall not violate any legislation, regulation or decision applicable to the Company or any of its Subsidiaries, or the provisions of its or their by-laws (y) do not and shall not constitute a breach of any indenture, mortgage, deed of trust, loan agreement (including but not limited to the revolving credit facility agreement (the “Senior Credit Facility”) dated 12 March 2004 by and between the Company as principal company, the Company, CGG Marine and Sercel as borrowers, Natexis Banques Populaires as arranger, Natexis Banques Populaires as agent and the Lenders (as such term is used in the Senior Credit Facility) and the Indenture (the “Indenture” ) dated as of 22 November 2002, among the Company, any Guarantors (as such term is used in the Indenture) and The Chase Manhattan Bank as trustee, relating to the Company’s Series A and Series B 10-5/8% Senior Notes due 2007 or other agreement or other instrument binding upon the Company or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company except in such case as would not have a Material Adverse Effect, and (z) do not and shall not constitute an event of default allowing any creditor to accelerate any indebtedness for borrowed money contracted or guaranteed by the Company or any of its Subsidiaries.

(c)	Except for the approval (visa) of the AMF on the Note d’Opération, no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required to be obtained by the Company for the performance by the Company of its obligations under this Agreement, the Registration Rights Agreement and the Bonds or for the consummation by the Company of the transactions contemplated by this Agreement;

(d)	The issuance of the Bonds hereunder, in accordance with the terms and subject to the conditions of this Agreement, outside of France does not require any decision, publication, notice or authorization to or by the Company or any administrative authority, other than such as have been obtained or shall be obtained by the Company by the Issue Date; and

(e)	All the Shares that are to be delivered pursuant to the Terms and Conditions shall be capable of being immediately listed on Euronext Paris S.A. and shall be so listed when delivered.

6.1.8	Default; Compliance

(a)	Since 1 January 2004, no event has occurred or circumstance arisen that, had the Bonds already been issued, would (whether or not with the giving of notice and/or the passage of time and/or the fulfilment of any other requirement) constitute an event described under section 3.6 or 3.7 of the Terms and Conditions;

(b)	Neither the Company nor any of its Subsidiaries is in default in the performance of or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement (including but not limited to the Senior Credit Facility and the Indenture), lease or other agreement or instrument to which it is a party or by which it may be bound or to which any of its properties may be subject, for which the failure to perform or observe (i) has had or would be likely to have a material adverse effect on the business, affairs, assets, financial performance or condition, or prospects of the Company or of the Group, taken as a whole, or (ii) materially adversely affects or would be likely to materially adversely affect the capacity of the Company to perform its obligations under the Bonds and this Agreement (both (i) and (ii), a “Material Adverse Effect”);

6.1.9	Financial Statements

The audited consolidated and statutory financial statements of the Company for the fiscal years ended 31 December 2003, 2002 and 2001 (the “Annual Accounts”) as certified by the statutory auditors of the Company as they appear (or are incorporated by reference) in the Document de Référence and the audited consolidated financial statements for the fiscal years ended 31 December 2003, 2002 and 2001 (the “20-F Annual Accounts”) as they appear in the CGG 20-F give a true and fair view of the financial position of the Company and its consolidated Subsidiaries and of their financial results as at the dates on which such accounts were closed; the Annual Accounts and the 20-F Annual Accounts have been prepared in conformity with generally accepted accounting principles in France; the Annual Accounts and the 20-F Annual Accounts have been certified by the Company’s statutory auditors as required under French and U.S. law, respectively.

6.1.10	No Material Change

Since 1 January 2004 (or in the case of subclause (5) below, 1 September 2004), and except as set forth in the Document de Référence and the CGG 20-F, (1) there has been no variation in the total amount of the share capital and the premiums related to the share capital of the Company nor have the reserves been distributed except as may occur as a result of the exercise of a stock option issued pursuant to the stock option plans described in the Document de Référence; (2) no securities or options exercisable either presently or in the future for shares of the Company have been granted other than with respect to the issuance of the Bonds; (3) except, with respect to this subclause (3) only, for any transaction or agreement entered into or action taken with respect to Petroleum Geo-Services ASA after the date of this Agreement but on or before the Issue Date, neither the Company nor any of its Subsidiaries has entered into any transactions, other than those entered into in the ordinary course of business, which, individually or in the aggregate, would be material for the Company or the Group; (4) neither the Company nor any of its Subsidiaries has sustained any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree which has or would reasonably be expected to have a Material Adverse Effect; (5) there has not occurred any Material Adverse Event; and (6) there has been no significant change in the methods used by the Company to establish its audited consolidated and statutory financial statements.

6.1.11	Indebtedness

The total “net debt” of the Company, as defined and set forth on page 35 of the CGG 20-F, has not materially changed since 31 December 2003, except for the increase linked to the financing necessary to the acquisitions made by Sercel described in Section 7.1.a of the Document de Référence filed with the AMF on 10 May 2004, the aggregate amount of such financing being 33.9 million euros.

6.1.12	Litigation

Except as set forth in the Document de Référence and the CGG 20-F, neither the Company nor any of its Subsidiaries is involved in, has received written notice of or, to the best of the Company’s knowledge, has been threatened to become involved in, any administrative or arbitration proceeding that has, or is likely to have, taken alone or together with other proceedings, a Material Adverse Effect.

6.1.13	Note d’Opération, Document de Référence and CGG 20-F

As of their respective dates, the information contained in the Note d’Opération and the Document de Référence is true and accurate and includes, to the extent required by applicable laws and regulations, all the information required for investors to form a judgement on the value of the assets and liabilities, the business, the financial situation, the financial results and the future prospects of the Company and its Subsidiaries and nothing has been omitted which would affect the reliability of this information. As of 1 June 2004, the information contained in the CGG 20-F was true and complete in all material respects and did not contain any untrue statement of a material fact and did not omit to state a material fact required by applicable law or regulation to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they were made.

6.1.14	No Manipulation of Securities Prices

Neither the Company nor any of its Subsidiaries has taken or will take, directly or indirectly, any action designed to, or that constitutes or might reasonably be expected to, cause or result in manipulation of the price of any security of the Company to facilitate the issuance, or resale of the Bonds.

6.1.15	Investment Company Act

The Company is not and, after giving effect to the issuance of the Bonds and applying the net proceeds thereof, will not be an “investment company”, or an entity “controlled” by an “investment company”, as such terms are defined in the United States Investment Company Act of 1940, as amended.

6.1.16	PFIC

The Company was not a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986 as amended, for the year ended 31 December 2003, and taking into account the proceeds from the issuance of Bonds believes that it will not become a PFIC for the year ended 31 December 2004 and does not expect to become a PFIC for any future taxable year.

6.1.17	No General Solicitation in the U.S.

Neither the Company, nor any affiliate of the Company (as defined in Rule 501(b) of the U.S. Securities Act of 1933, as amended (the “Securities Act”)), nor any person acting on its or their behalf has offered or sold the Bonds or the Shares to be issued upon Conversion of Bonds, Redemption of Bonds or Share Interest Payment by means of any general solicitation or general advertising as those terms are used in Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

6.1.18	Directed Selling Efforts

Neither the Company nor any affiliate (as defined in Rule 405 under the Securities Act) has engaged or will engage in any directed selling efforts (within the meaning of Regulation S of the Securities Act) with respect to the Bonds or the Shares to be issued or delivered upon Conversion of Bonds, Redemption of Bonds or Share Interest Payment.

6.1.19	Foreign Issuer

The Company is a “foreign issuer” as such term is defined in Rule 902(e) of Regulation S of the Securities Act.

6.1.20	No Substantial U.S. Market Interest

The Company reasonably believes that there is no “Substantial U.S. market interest” within the meaning of Rule 902(j) of Regulation S of the Securities Act in the Company’s debt securities or Shares.

6.1.21	No Integration with Other Offerings

Within the preceding six months neither the Company, nor any of its affiliates (as defined in Rule 501(b) of the Securities Act), nor any other person acting on its or their behalf has offered or sold to any person any bonds, or any securities of the same or a similar class as the Bonds or Shares, other than Bonds offered or sold to the Subscribers hereunder. The Company will take reasonable precautions designed to ensure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 of Regulation S of the Securities Act) of any Bonds, Shares or any substantially similar security issued by the Company, within six months subsequent to the date on which the distribution of the Bonds has been completed, is made under restrictions and other circumstances reasonably designed not to affect the status of the offer of the Bonds and the Shares to be issued upon Conversion of Bonds, Redemption of Bonds or Share Interest Payment as transactions exempt from the registration provisions of the Securities Act, other than such actions as are contemplated by the Registration Rights Agreement.

6.1.22	Registration under the Securities Act

(a)	Except as provided for in the registration rights agreements dated as of (x) 10 December 1999 between The Beacon Group Energy Investment Fund II, L.P. and the Company, (y) 22 November 2000 between the Company, RBC Dominion Securities Corporation, Salomon Brothers International Limited, Credit Lyonnais and CIBC World Markets Corp. and (z) 8 February 2002 between the Company and RBC Dominion Securities Corporation and Salomon Smith Barney, Inc., there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company (i) to offer or sell Shares to or for such person or (ii) to file a registration statement under the Securities Act, or a prospectus or similar document under the securities laws of any country other than the U.S., with respect to any securities of the Company;

(b)	Subject to the accuracy of the representations and warranties of the Subscribers contained in sections 6.2.4, 6.2.8, 6.2.9, 6.2.10, 6.2.11, 9.6 and 9.7, the Securities Act does not require that the Bonds be registered thereunder to permit the offer, sale and delivery of the Bonds in the manner contemplated by this Agreement and the Terms and Conditions; and

(c)	Subject to the accuracy of the representations and warranties of the Subscribers contained in sections 6.2.4, 6.2.8, 6.2.9, 6.2.10, 6.2.11, 9.6 and 9.7, the Securities Act does not require that the Shares issuable upon a Conversion of Bonds, Redemption of Bonds or Share Interest Payment be registered under the Securities Act.

6.1.23	Stamp Taxes

No registration, stamp, documentary, issue, transfer, stock exchange or other tax or duty (other than fixed duties and stamp taxes, the amount of which is nominal) is payable in France in connection with the creation, issue or delivery of the Bonds or the execution, performance and enforcement of this Agreement or the Terms and Conditions and with the creation, issue or delivery of the Shares (including upon the payment of interests on the Bonds by way of the delivery or issuance of Shares).

6.1.24	Withholding

Provided that the Subscribers do not hold any Shares in the Company, the Company is not required under the laws of France to make any deduction for or on account of any tax, levy, impost, duty, withholding, assessment or governmental charge of whatever nature levied, imposed, collected, withheld, deducted or assessed by the Republic of France or a political subdivision or other authority thereof or therein having power to tax (a “Tax”) from any payment of principal or interest under the Bonds regardless of whether these payments are made in cash or in Shares.

6.1.25	Payment of Taxes

Except in each case as would not have a Material Adverse Effect, each of the Company and its Subsidiaries have filed all tax returns which have been required to be filed and have paid all taxes shown thereon and all assessments received by them or any of them to the extent that such taxes have become due and are not being contested in good faith, and there is no tax deficiency which has been or is expected to be asserted or threatened against the Company or any of its Subsidiaries.

6.2	Representations and Warranties of the Subscribers

The Subscribers represent and warrant to the Company that:

6.2.1	Onex Partners LP and Onex US Principals LP are limited partnerships duly organised and validly existing under the laws of Delaware and Onex American Holdings II LLC and CGG Executive Investco, LLC are limited liability companies organised under the laws of Delaware.

6.2.2	This Agreement has been duly authorized, executed and delivered by or on behalf of each of the Subscribers and shall be binding on and enforceable against the Subscribers in accordance with its terms.

6.2.3	The execution and delivery by the Subscribers of, and the performance by the Subscribers of their obligations under, this Agreement will not contravene (i) any applicable law, (ii) the constating documents or limited partnership agreement governing the affairs of the relevant Subscriber, or (iii) any agreement or other instrument binding upon any of the Subscribers or any judgment, order or decree of any governmental body, agency or court having jurisdiction over any of the Subscribers.

6.2.4	Neither the Subscribers nor any of their affiliates (as defined in Rule 405 under the Securities Act) or any person acting on behalf of any of them has engaged or will engage in any directed selling efforts (within the meaning of Regulation S of the Securities Act) with respect to the Bonds or the Shares to be issued upon Conversion of Bonds, Redemption of Bonds or Share Interest Payment.

6.2.5	No Subscriber is a French resident for French taxation purposes or has its effective seat of management in France and no Subscriber has or will allocate the Bonds (and/or the returns thereon) to a French branch or subsidiary it may have.

6.2.6	No Subscriber is holding any shares of the Company.

6.2.7	The Subscribers have, or have access to, the necessary financial means in order to fully subscribe and pay for the Bonds.

6.2.8	The Subscribers are each “accredited investors” as defined in Rule 501(a) of Regulation D under the Securities Act and the Subscribers are also knowledgeable, sophisticated and experienced in making, and are qualified to make, decisions with respect to an investment decision like that involved in the purchase of the Bonds and are not acquiring the Bonds, the Shares to be issued upon Conversion of Bonds, Redemption of Bonds or Share Interest Payment with a view to their distribution.

6.2.9	The Subscribers understand that (i) their acquisition of the Bonds pursuant to this Agreement and, subject to the provisions of the Registration Rights Agreement, the Shares to be issued upon Conversion of Bonds, Redemption of Bonds or Share Interest Payment, have not been registered under the Securities Act or registered or qualified under any state securities law, (ii) the Bonds and, subject to the provisions of the Registration Rights Agreement, the Shares to be issued on Conversion of Bonds, Redemption of Bonds or Share Interest Payment are “restricted securities” under the federal securities laws inasmuch as they are being acquired or will be acquired from the Company in transactions not involving a public offering and (iii) the Bonds, the Shares to be issued on Conversion of the Bonds, Redemption of Bonds or Share Interest Payment, therefore cannot be resold, and agrees that it will not resell the Bonds, the Shares to be issued on Conversion of the Bonds Redemption of Bonds or Share Interest Payment, unless they are registered under the Securities Act or pursuant to an exemption from registration. In connection herewith, the Subscribers represent that they are familiar with SEC Rule 144, as presently in effect, and understand the resale limitations imposed thereby and by the Securities Act.

6.2.10	Each Subscriber represents and agrees that neither it nor any of its affiliates (as defined in Rule 501(b) of the Securities Act) nor any person acting on its or their behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer and sale of the Bonds, or the Shares to be issued upon Conversion of Bonds, Redemption of Bonds or Share Interest Payment in the United States.

6.2.11	Each Subscriber undertakes that, insofar as the Shares to be issued or delivered on Conversion of Bonds, Redemption of Bonds or Share Interest Payment are

“restricted securities” as defined in Rule 144(a)(3) under the Securities Act, it will not deposit any such Shares in any unrestricted American depositary receipt facility of the Company, including, without limitation, the Company’s American Depositary Receipt Facility maintained by The Bank New York.

6.2.12	No consent, approval, authorization or order of, or qualification with, any governmental body or agency is required to be obtained by the Subscribers for the performance by the Subscribers of their obligations under this Agreement, the Registration Rights Agreement and the Bonds or for the consummation by the Subscribers of the transactions contemplated by this Agreement

7.     COVENANTS OF THE COMPANY

The Company covenants with the Subscribers as follows:

7.1	The Company will convene the Shareholders’ Meeting within the time contemplated in this section 7.1, shall use its reasonable best efforts to obtain a quorum of shareholders on first call, and shall propose and recommend to the Shareholders’ Meeting, inter alia, the following:

7.1.1	the approval by shareholders of the Company at the Shareholders’ Meeting of (a) the issuance of the Bonds to the Subscribers and the issuance of Shares pursuant to the Bonds, (b) the creation and reservation of the Shares into which the Bonds may be converted, redeemed or issued as payment of interest, in favour of the holders of the Bonds, (c) the corresponding suppression of shareholders’ preferential subscription rights on the Bonds and the Shares into which the Bonds may be converted, redeemed or issued as payment of interest, (d) the corresponding delegation to the Board of Directors to complete the issuance of Bonds to the Subscribers, and (e) the amendment of the by-laws (statuts) of the Company to permit the appointment of observers (censeurs);

7.1.2	the election of Mr. Andrew J. Sheiner to the Board of Directors of the Company;

7.1.3	The agenda of the Shareholders’ Meeting shall also contain a proposal for the approval of an offering of Shares in accordance with Art. L. 443-5 of the French Labor Code.

The Shareholders’ Meeting shall be held on 29 October 2004 (on first call) or such later date (i) on or before 15 November 2004 (on second call) as may be required by either the Subscribers or the Company due solely to a failure to achieve quorum at the Shareholders’ Meeting convened on first call on a date not later than 29 October 2004, (ii) on or before 30 November 2004 as may be required by either the Subscribers or the Company due solely to a delay by the AMF in issuing its approval (visa) on the Note d’Opération or (iii) on or before 31 December 2004 as the Subscribers may agree in writing in their sole and absolute discretion. The date by which the Shareholders’ Meeting is required by this section 7.1 to be held is herein referred to as the “Latest Approval Date”.

7.2	The Company shall prepare and file the Note d’Opération (including an update of the Document de Référence) provided for in section 3.1.1 and use its reasonable best efforts to obtain the registration (visa) of the AMF needed to issue the Bonds in accordance with the Terms and Conditions by no later than 28 October 2004.

7.3	If, following publication of the Note d’Opération and the Document de Référence and prior to the Issue Date, any event shall occur or condition exist as a result of which it is required as a matter of French law to amend or supplement the Note d’Opération and the Document de Référence, in order to make the statements therein not misleading or in order for the Note d’Opération and Document de Référence to comply with applicable law, the Company shall promptly notify the Subscribers and prepare and furnish, at its own expense, to the Subscribers, an amended Note d’Opération and Document de Référence.

7.4	Between the date of this Agreement and 22 October 2004, for the purposes of due diligence of the Subscribers, the Company shall permit the Subscribers and the advisors of the Subscribers whose identity shall be notified to the Company reasonable access during business hours to such members of the Company’s management team and to such business, financial, legal, human resources, marketing and other information, and such facilities and assets of the Company, as the Subscribers may reasonably request and is reasonably necessary and customary in this type of transaction. This obligation is subject to (i) any confidentiality undertaking entered into by the Company with unrelated third parties, provided that the Company shall use its reasonable best efforts to promptly obtain any required consent to permit the disclosure of information that is subject to such undertaking and (ii) applicable laws and regulations (including guidelines from the AMF) regarding the disclosure of material information.

7.5	The Company shall use the proceeds of the Subscription Price for general corporate purposes as determined in its sole discretion.

7.6	The Company shall seek and use its reasonable best efforts to obtain, on terms satisfactory to the Subscribers in their sole and absolute discretion, (i) all third-party approvals required under any credit facility, indenture, contractual or other obligation binding or affecting the Company in connection with the issuance of the Bonds to the Subscribers and the issuance of Shares upon conversion of the Bonds and (ii) all regulatory approvals required to be obtained by the Company in connection with the issuance of the Bonds to the Subscribers and the issuance of Shares upon conversion of the Bonds.

7.7	The Company shall use its reasonable best efforts to obtain the approval of the AMF to issue the Bonds on the Terms of Conditions that would result in the satisfaction of the conditions set forth in sections 3.2.2 and 3.3.12;

7.8	The Company will not, and will not cause or permit any of its Subsidiaries to enter into or approve any transaction or matter or take any other action that would cause any of the representations and warranties of the Company hereunder to be untrue or any of the conditions herein to be unsatisfied as at the Issue Date or that would render the transactions contemplated hereby incapable of completion on the terms set forth.

7.9	Transferability of Shares

7.9.1	All of the Shares to be delivered upon a Conversion of Bonds, Redemption of Bonds or Share Interest Payment will be, when delivered, fully paid, free and clear of any charges, liens or encumbrances and freely transferable;

7.9.2	At the time of the delivery of Shares, upon a Conversion of Bonds, Redemption of Bonds or Share Interest Payment, as the case may be, there will exist no options, commitments, warrants or other subscription, purchase or third-party rights with regard to such Shares; and

7.9.3	The Company will be, immediately prior to any Redemption of Bonds or Share Interest Payment pursuant to which the Company will deliver existing Shares to the holder of the Bonds, the sole owner of, with full legal title to, all the existing Shares that will be delivered upon Redemption of Bonds or Share Interest Payment.

7.10	In connection with the issuance of Shares to be issued upon Conversion of Bonds, neither the Company nor any person acting on its behalf will take any action which would result in the Shares to be issued upon Conversion of Bonds being exchanged by the Company other than with the Company’s existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

8.     MUTUAL COVENANTS

8.1	If the Company intends to make all or any part of any payment due upon a Redemption of Bonds or Share Interest Payment by the delivery of Shares, then each of the Company and its Subsidiaries, the Subscribers and Onex shall, and Onex and the Subscribers shall cause their Affiliates (as defined in section 10.4) to, refrain from trading the Shares from the next Business Day after the date of notice that Shares will be delivered until the date on which calculation of the payment amount is to be determined. It is specified for the avoidance of doubt that this provision will not apply to any market making activity carried out on a discretionary basis by an investment service provider acting on behalf of the Company or any of its Subsidiaries.

9.     COVENANTS OF THE SUBSCRIBERS

9.1	Prior to the second anniversary of the Issue Date, the Subscribers together with their Affiliates will not acquire Shares such that they would be required under applicable French law to make an offer for all of the Shares that they do not then own. This provision shall lapse if a public offer is filed by an acquirer not affiliated nor acting in concert with the Subscribers with a view to acquiring all of the Shares and all equity related securities of the Company.

9.2	Upon and after the Issue Date, the Subscribers together with their Affiliates undertake not to transfer any Bonds to an entity which holds Shares in the Company and further undertake not to hold Shares and Bonds for a period of more than five (5) Business Days.

9.3	The Subscribers shall deliver to the Company on the Issue Date a certificate of limited partnership with respect to Onex Partners LP and Onex US Principals LP and a certificate of formation with respect to Onex American Holdings II LLC and CGG Executive Investco, LLC.

9.4	The Subscribers shall deliver to the Company on the Issue Date a certificate confirming that the Subscribers do not hold any shares in the Company as of the Issue Date.

9.5	The Subscribers shall deliver to the Company on the date hereof and on the Issue Date the certificate set out in schedule J confirming the power of the signatories to the Agreement and the Registration Rights Agreement acting on behalf of the Subscribers.

9.6	Each Subscriber undertakes that if, at some future time, it wishes to offer, sell, pledge, transfer or otherwise dispose of any of the Bonds or Shares to be issued on Conversion of Bonds, Redemption of Bonds or Share Interest Payment, it will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of any of the Bonds or such Shares except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder and if:

(a)	the Bonds or such Shares are sold in accordance with Regulation S under the Securities Act;

(b)	the Bonds or such Shares, if sold in the United States, are sold another “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act or a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, in a transaction not involving a public offering under the Securities Act;

(c)	the Bonds or such Shares, if sold in the United States, are sold pursuant to the exemption provided by Rule 144 under the Securities Act; or

(d)	the Bonds or such Shares, if sold in the United States, are sold pursuant to an effective registration statement under the Securities Act.

9.7	Each Subscriber undertakes that in connection with any transfer referred to in clause 9.6(b), it shall obtain from the transferee an executed letter in the form of Annex A to the Terms and Conditions and deliver the same to the Fiscal Agent prior to any such transfer, and that any such transfer shall be in a minimum of US$500,000 nominal value of Bonds (or the equivalent amount in Shares).

10.     GOVERNANCE

10.1	The Subscribers are entitled to propose the appointment of one member of the Board of Directors of the Company (subject to proportional increase if the Board of Directors of the Company increases in size beyond 11 members). The Subscribers have proposed the appointment of Mr. Andrew J. Sheiner as member of the Board of Directors of the Company (the “Subscriber Board Member”). The Board of Directors of the Company has approved such proposal and undertakes to propose and recommend the appointment of Mr. Andrew J. Sheiner for approval at the Shareholders’ Meeting. The Subscriber Board Member will be entitled to a seat on the strategy committee and to remain on such committee, or any committee with similar duties and responsibilities subject to the provisions of sections 10.3 and 10.4.

10.2	In the event that the Subscriber Board Member is incapacitated, dies, resigns, retires or is removed by the Subscribers during his mandate, the Subscribers shall be entitled to propose at a shareholders’ meeting of the Company or, if practically possible, at a meeting of the Board of Directors, the appointment of a new Subscriber Board Member. For this purpose, the Subscribers shall advise the identity of the new Subscriber Board Member to the Company five (5) Business Days before the meeting of the Board of Directors convening the shareholders’ meeting (or the meeting of the Board of Directors, as the case may be) at which it wishes to propose the appointment of the new Subscriber Board Member. Subject to sections 10.3 and 10.4, the Subscribers shall further be entitled to propose the renewal of the mandate of the Subscriber Board Member(s) or the appointment of a new Subscriber Board Member.

10.3	In the event the Company appoints additional directors so that the number of members composing the Board of Directors exceeds 11 members (including the Subscriber Board Member), then the Subscribers shall be entitled to nominate a total number of members equal to the greater of one and the number (F) determined in accordance with the following formula (rounded down if F includes a fractional amount that is less than 0.5 and rounded up if F includes a fractional amount that is 0.5 or greater):

F = [(A + B x C) / D] x E

A =	Number of Shares held by the Subscribers and their Affiliates

B =	Number of Bonds held by the Subscribers and their Affiliates

C =	Conversion Ratio (as defined in the Terms and Conditions) per Bond

D =	Total number of outstanding Shares on a partially-diluted basis (giving effect to the conversion of the Bonds but not to the conversion, exercise or exchange of any other convertible or exchangeable security)

E =	Total number of members of the Board

10.4	In the event that the aggregate of (a) the nominal amount of Bonds then held by the Subscribers and each of the corporations, partnerships, trusts, or unincorporated organizations of each Subscriber that such Subscriber, directly or indirectly, controls, or is controlled by or is under common control with such entity (“control” for the foregoing purposes being defined as the power derived from holding, directly or indirectly, a majority of the voting rights of an entity other than a limited partnership or, in the case of a limited partnership, a majority of the voting rights of the general partner thereof) (collectively hereinafter the “Affiliates”), (b) the product of the number of Shares then held by the Subscribers and their Affiliates that were received upon a Redemption of Bonds or Share Interest Payment and the Current Market Value as determined for purposes of each such payment, (c) the product of the number of Shares then held by the Subscribers and their Affiliates that were received upon a Conversion of Bonds and the effective conversion price per Share at which they were issued and (d) the product of the number of any other Shares then held by the Subscribers and their Affiliates and by their respective gross purchases prices is less than US$30 million, then the entitlement referred to in sections 10.1 and 10.3 will lapse and the Subscriber shall cause the Subscriber Board Member(s) to consent to removal.

10.5	To the extent that the Subscribers do not exercise their common right to propose the appointment of one or, if applicable, more members of the Board of Directors of the Company, the Subscribers shall nevertheless be entitled to appoint one observer (“censeur”) who shall have the right to attend all meetings of the Board of Directors of the Company. The observer shall be entitled to receive all the same materials and information as the members of the Board of Directors receive in respect of a particular meeting of the Board of Directors. The provisions of sections 10.2 to 10.4 above shall apply mutatis mutandis to the Subscribers’ entitlement to appoint an observer.

11.     TAX

The Company shall pay and, within five (5) Business Days of demand, indemnify the Subscribers against, any duly evidenced cost, loss or liability that the Subscribers incur in relation to any stamp duty, registration or other similar Tax payable in connection with the issue of the Bonds, the conversion or reimbursement of the Bonds or the payment of interest thereon, the entry into, performance and enforcement of this Agreement and the issue and/or delivery of Shares resulting from a Conversion of Bonds, Redemption of Bonds or Share Interest Payment.

12.     INDEMNIFICATION

12.1	The Subscribers will indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense (including, without limitation, reasonable legal fees and other expenses incurred in connection with any suit, action, proceeding or investigation or any claim asserted, as such fees and expenses are incurred) whatsoever, as incurred, arising out of or relating to or resulting from any breach of the Subscribers’ representations, warranties and covenants under this Agreement.

12.2	The Company will indemnify and hold harmless the Subscribers against any and all loss, liability, claim, damage and expense (including, without limitation, reasonable legal fees and other expenses incurred in connection with any suit, action, proceeding or investigation or any claim asserted, as such fees and expenses are incurred) whatsoever, as incurred, arising out of or relating to or resulting from:

12.2.1	any breach of any of the Company’s representations, warranties and covenants under this Agreement; or

12.2.2	any untrue statement of a material fact contained or alleged to be contained in the CGG 20-F or the Note d’Opération or the Document de Référence or caused by any omission or alleged omission to state therein a material fact required by applicable law or regulation to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

12.3	Promptly after (x) receipt by an indemnified party under section 12.1 or 12.2 above of notice of the commencement by a third party of any action in respect of which a claim is to be made against an indemnifying party under such section or (y) the indemnified party becoming aware of any fact that the indemnified party reasonably expects may give rise to a claim by the indemnified party under section 12.1 or 12.2 above (whether in respect of a third party claim or otherwise), such indemnified party shall notify the indemnifying party in writing; provided that the omission so to notify the indemnifying party or any delay in so notifying shall not relieve the indemnifying party from liability hereunder, except to the extent that the indemnifying party is materially prejudiced by such omission or delay. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in the defence of such action and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof provided that (i) it proceeds with such defense on a timely basis, (ii) the assumption of defense does not conflict with the interests of the indemnified party, (iii) counsel selected by the indemnifying party is reasonably satisfactory to such indemnified party (which shall not, except with the consent of the indemnified party, be counsel to the indemnifying party). After notice from the indemnifying party to such indemnified party of its election so to assume the defense of any such action (and for such time as the conditions set forth in clauses (i), (ii) and (iii) above continue to be satisfied), the indemnifying party shall not be liable to such indemnified party for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation and the reasonable costs of complying with its discovery and other continuing obligations in respect of such action. No indemnifying party shall, without the written consent of the relevant indemnified party, such consent not to be unreasonably withheld, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, such consent not to be unreasonably withheld, but if settled with such consent or if there shall be a final judgment for the plaintiff, the indemnifying party shall continue to be obliged hereunder to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. If the indemnifying party shall not have provided its written consent to any settlement proposed to be accepted by the indemnified party, the indemnifying party shall, at the option of the indemnified party upon written notice and to the extent that it has not already done so, assume the defense of any such action.

12.4	Upon payment of the Breakage Fee by the Company to Onex in accordance with section 5.3, neither the Subscriber nor the Company will be entitled to any right to indemnification pursuant to this section 12 other than (a) in respect of claims made or actions or proceedings commenced by any third party and (b) in respect of claims arising from any breach on or after the payment of the Breakage Fee by (x) the Company or the

Subscriber of their respective obligations under section 16, or (y) the Company of its obligations under section 17 hereof.

13.	NOTICES

13.1	Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, overnight delivery service such as DHL or if sent by facsimile transmission with confirmation of receipt addressed as follows or to such other address as the relevant party shall have given notice of pursuant hereto:

If to the Subscribers, to:	c/o Onex Partners LP c/o Onex Advisors Partners LP 161, Bay Street, P.O. Box 700 Toronto, Ontario, Canada M5J 2S1 Attention: Nigel Wright/Andrew Sheiner Tel: + 1 (416) 362 7711 Fax: + 1 (416) 362 5765

With a copy to:	Shearman & Sterling LLP 114 avenue des Champs Elysées 75008 Paris, France Attention: Sami Toutounji Tel: + 33 1 53 89 70 00 Fax: + 33 1 53 89 70 70

If to the Company, to:	Compagnie Générale de Géophysique Tour Maine-Montparnasse 33, avenue du Maine 75755 Paris Cedex 15 France Attention: Michel Ponthus/Béatrice Place-Faget Tel: + 33 1 64 47 45 00 Fax: + 33 1 64 47 34 29

With a copy to:	Linklaters 25, rue de Marignan 75008 Paris, France Attention: Thomas N. O’Neill III Tel: + 33 1 56 43 56 43 Fax: + 33 1 43 59 41 96

All such notices and other communications shall be deemed to have been given (w) if by personal delivery, on the day of such delivery; (x) if by registered or certified mail, on the seventh day after the mailing thereof; (y) if by overnight delivery service such as DHL, on the next business day after the mailing thereof; and (z) if by fax, on the next day following the day on which such fax was sent with receipt thereof confirmed by answer back.

14.	MISCELLANEOUS

14.1	Should any clause or section of this Agreement be void, unenforceable, illegal or inapplicable, all other clauses or sections shall remain valid and binding on the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

14.2	The schedules to this Agreement form an integral part of this Agreement.

14.3	The fact that the Subscribers or the Company have not exercised any right to which they are entitled under this Agreement, as well as any delay by the Subscribers or the Company in the exercise of the said rights, does not amount to a waiver of such rights, even where such omission or delay is the fault of the party who is entitled to such right. Similarly, the partial exercise of any right or the use of only one of the proceedings available to the Subscribers or the Company shall not prevent the Subscribers or the Company from fully exercising that right or exhausting all available proceedings. The remedies envisaged in this Agreement do not exclude recourse to legal proceedings (except as provided for in section 5.3).

14.4	The provisions of this Agreement shall remain in full force and effect after the signing thereof and the completion of the issue and delivery of the Bonds to the Subscribers on the Issue Date. In case of termination of this Agreement in accordance with its terms, sections 5.3, 6 (Representations and Warranties), 12 (Indemnification), 13 (Notices), 16 (Confidentiality), 17 (Exclusivity) and 18 (Governing Law and Jurisdiction) in this Agreement shall remain in full force and effect (it being understood that the representations and warranties in section 6 are given only as of the date of this Agreement and the Issue Date), provided that upon payment of the Breakage Fee by the Company to Onex in accordance with section 5.3, the provisions of section 5.3 will prevail to the extent of any inconsistency with this section 14.4.

14.5	This Agreement shall not confer any rights or remedies upon any party other than the parties to this Agreement and their respective successors and permitted assignees or transferees.

15.	SUBSTITUTION OF SUBSCRIBERS

At any time after the Issue Date, the Subscribers shall have the right to nominate, by written notice to the Company, an Affiliate of the Subscribers or a related co-investor acquiring Bonds from any Subscriber or any subsequent transferee contemplated by this section 15 to succeed to and be substituted for the continuing rights and obligations of the Subscribers under this Agreement (a “Substitution”) with such effect as if such nominated Affiliate or related co-investor of the Subscribers had been named as a Subscriber herein, provided that sections 9.1, 6.2 (Representations and Warranties of the Subscribers), 12 (Indemnification), 13 (Notices), 16 (Confidentiality) and 18 (Governing Law and Jurisdiction) shall remain in full force and effect with respect to any Subscriber after a Substitution (but for the avoidance of doubt, shall also bind the successor Affiliate or related co-investor). As from the date of such Substitution, subject to the preceding sentence, any Subscriber that ceases to hold any Bonds shall be relieved of its obligations hereunder to the extent included in such Substitution, and such obligations shall be fully vested in the successor Affiliate or related co-investor.

16.	CONFIDENTIALITY

Except (x) with the prior written consent of the other parties hereto or (y) if the information is otherwise publicly available, including in any filing required by law or otherwise made with any governmental or regulatory authority or stock exchange, unless such information was made publicly available by either the Company or the Subscribers in breach of this Agreement, the Company and the Subscribers shall not disclose the content of this Agreement, nor the transactions contemplated in this Agreement and the information received in this context to any third party except to their Affiliates, business partners, consultants, financial and legal advisors, members of their respective boards of directors and of their Affiliates and except insofar as is required by applicable law, regulations, legal process or the rules or requirements of any relevant securities, regulatory authority or stock exchange (each, a “Required Disclosure”). Prior to any Required Disclosure, the party that is required to make the disclosure shall inform the other party to the extent reasonably possible and permissible. The parties will use their reasonable best efforts to coordinate any disclosure, including any Required Disclosure, such that the information being provided is consistent as to scope and content. This Agreement and the terms of this Agreement may be disclosed by the Company to any financial institution lending monies to the Company or with a view to obtain such financing so long as such financial institutions agree in writing and on similar terms as contained in this section 16 to maintain the content of this Agreement confidential.

17.	EXCLUSIVITY

For the period commencing on the date hereof and ending 26 November 2004, the Company shall not, directly or indirectly, (i) effect or offer, propose or agree to effect any sale of equity or equity-linked securities in connection with financing a transaction involving the Company and Petroleum Geo-Services, (ii) solicit or respond to inquiries, offers, requests or proposals in respect of any such potential transaction or matter or (iii) take any step in furtherance of or assist or encourage any person in respect of or in connection with any of the foregoing, in each case, without first informing the Subscribers.

18.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of the French Republic, and the parties irrevocably submit to the Commercial Court of Paris (Tribunal de Commerce de Paris), which shall have exclusive jurisdiction to hear and decide any suit, action, dispute or proceeding relating to this Agreement (“Proceedings”), and for this purpose each party irrevocably submits to the jurisdiction of the Tribunal de Commerce de Paris. Each party waives any objection it might at any time have to the Tribunal de Commerce de Paris being nominated as the forum to hear and decide Proceedings, and agrees not to claim that the Tribunal de Commerce de Paris is not an appropriate or convenient forum.

19.	OTHER AGREEMENTS

This Agreement supersedes any previous agreement between the Company and the Subscribers in relation to its subject matter, and in particular the term sheet executed on 1 September 2004.

IN WITNESS of which this Agreement has been duly executed in Paris in two (2) originals and two (2) sets of schedules on the date first above written.

IN WITNESS of which this Agreement has been duly executed in Paris in two (2) originals and two (2) sets of schedules on the date first above written.

COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE	CGG EXECUTIVE INVESTCO, LLC
/s/ Robert Brunck By: Robert Brunck Title: Chairman and Chief Executive Officer	By:	/s/ Robert M. Le Blanc Name: Robert M. Le Blanc Title: Director
	By:	/s/ Donald West Name: Donald West Title: Director

ONEX PARTNERS LP, by Onex Partners GP LP, its general partner by Onex Partners Manager GP LP, its agent, by Onex Partners Manager GP Inc., its general partner		ONEX AMERICAN HOLDINGS II LLC
By:	/s/ Donald West Name: Donald West Title: Managing Director	By:	/s/ Eric J. Rosen Name: Eric J. Rosen Title: Director
By:	/s/ Eric J. Rosen Name: Eric J. Rosen Title: Managing Director	By:	/s/ Donald West Name: Donald West Title: Director

ONEX CORPORATION		ONEX US PRINCIPALS LP by Onex American Holdings GP LLC, its general partner
By:	/s/ Nigel S. Wright Name: Nigel S. Wright Title: Managing Director	By:	/s/ Eric J. Rosen Name: Eric J. Rosen Title: Director
By:	/s/ Andrew J. Sheiner Name: Andrew J. Sheiner Title: Managing Director	By:	/s/ Donald West Name: Donald West Title: Director

(solely with respect to sections 5.1, 5.3, 5.4 and 8.1)